SECOND AMENDMENT TO

FUND PARTICIPATION AGREEMENT

THIS AMENDMENT is made this 1st day of May, 2012.

WHEREAS, AXA Equitable Life Insurance Company, MONY Life Insurance Company, MONY Life Insurance Company of America, Waddell & Reed, Inc. and Ivy Funds Variable Insurance Portfolios are parties to a Fund Participation Agreement dated October 23, 2009, as amended (“Agreement”).

WHEREAS, the parties wish to add Separate Account 70 to the Agreement; and

The Parties hereby agree to amend the Agreement as follows:

1.	Schedule A. Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached “Schedule A”.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Parties have executed and delivered this Second Amendment as of the date first above set forth.

IVY FUNDS VARIABLE INSURANCE PORTFOLIOS		WADDELL & REED, INC.

By:		By:
Name:	Henry J. Herrmann	Name:	Thomas W. Butch
Title:	President	Title:	President

AXA EQUITABLE LIFE INSURANCE COMPANY, on behalf of itself and its separate accounts		MONY LIFE INSURANCE COMPANY OF AMERICA, on behalf of itself and its separate accounts

By:		By:
Name:	Steven M. Joenk	Name:	Steven M. Joenk
Title:	Senior Vice President	Title:	Senior Vice President

MONY LIFE INSURANCE COMPANY, on behalf of itself and its separate accounts

By:
Name:	Steven M. Joenk
Title:	Senior Vice President

SCHEDULE A

CONTRACTS

Name of Account—Contracts

A- All Contracts

FP- All Contracts

I- All Contracts

45- All Contracts

49- All Contracts

65- All Contracts

66- All Contracts

70- All Contracts

206- All Contracts

301-All Contracts

Legacy “S”- All Contracts

Legacy “L”- All Contracts

Legacy “A”- All Contracts

MONY UGVL VUL- All Contracts

MONY UGVL SVUL- All Contracts

MONY UGVA VA- All Contracts

Keynote- All Contracts

MLOA “L”- All Contracts

MLOA “A”-All Contracts

MLOA “P”- All Contracts

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